Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-272550, 333-267225 and 333-267222) and Form S-8 (Nos. 333-278296 and 333-260561) of Humacyte, Inc. of our report dated March 31, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 31, 2025